COCA-COLA ENTERPRISES INC.	NEWS RELEASE
CONTACTS:	Scott Anthony - Investor Relations (770) 989-3105
Laura Asman - Media Relations (770) 989-3023

FOR IMMEDIATE RELEASE

COCA-COLA ENTERPRISES INC. NAMES G. DAVID VAN HOUTEN, JR.

EXECUTIVE VICE PRESIDENT AND PRESIDENT OF

NEWLY FORMED NORTH AMERICAN OPERATING UNIT

ATLANTA, June 7, 2001 -- Coca-Cola Enterprises announced today that G. David Van Houten, Jr. has been named executive vice president and president of the newly formed North American operating unit, which was created through the merger of the Company's Western and Eastern North America Groups into a single operating unit. Mr. Van Houten previously served as president of the Company's Western North America Group.

The formation of a single North American business unit completes an evolutionary process to streamline the management structure of the Company's growing North American operations. Once the recently announced acquisition of Herb Coca-Cola becomes final, Coca-Cola Enterprises will be responsible for approximately 80 percent of The Coca-Cola Company's bottle and can volume in North America. The Company is currently responsible for 74 percent of this volume.

"This new organizational structure reinforces the local nature of our business and the role of the division as the principal operating engine of the Company," said John R. Alm, president and chief operating officer. "We are continuing to emphasize authority and accountability at the local level to maintain superior marketplace execution and strengthen our decentralized operating philosophy. Creating a single North American business unit better aligns our Company's operations with our retail customers and increases our customer service capabilities in light of continuing consolidation within the retail industry."

Mr. Van Houten began his career in the Coca-Cola bottling business in 1972. His career with Coca-Cola Enterprises began in 1986 as president and general manager of the Coca-Cola Bottling Company of North Texas. He was appointed president of the Central North America Group in July 1997 and was named president of the expanded Western North America Group in January 2000.

William A. Holl, former president of the Eastern North America Group, has been named a corporate senior vice president of the Company. In his new position, Mr. Holl will be responsible for North American marketing and business development. Mr. Holl has worked in the Coca-Cola bottling system since 1983 and joined Coca-Cola Enterprises in 1986. He was named president of the Eastern North America Group in January 2000.

The Company also announced that Daniel S. Bowling III has been named senior vice president, human resources. In his 15-year career with the Company, Mr. Bowling has served in a variety of sales, legal, and human resources positions. He most recently was a group vice president and general manager in the Western North America Group.

The appointments of Mr. Van Houten as executive vice president and Mr. Bowling and Mr. Holl as senior vice presidents are subject to the approval of the Company's Board of Directors.

Coca-Cola Enterprises Inc. (NYSE: CCE) is the world's largest marketer, distributor, and producer of bottle and can liquid nonalcoholic refreshment. Coca-Cola Enterprises sells approximately 74 percent of The Coca-Cola Company's bottle and can volume in North America and is the sole licensed bottler for products of The Coca-Cola Company in Belgium, continental France, Great Britain, Luxembourg, Monaco, and the Netherlands.

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